Exhibit 4.1

HOLLEY INC.

DESCRIPTION OF SECURITIES

The following sets forth a summary of certain terms of the securities of Holley Inc. (the “Company”, “we” or “our”), including certain provisions of the Delaware General Corporation Law (the “DGCL”) and of the Company’s certificate of incorporation and the bylaws. This summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified entirely by reference to the certificate of incorporation, bylaws and the Warrant Agreement, dated October 6, 2020, between Continental Stock Transfer & Trust Company, as Warrant agent, and Empower Ltd. (the “Warrant Agreement”). You should refer to our certificate of incorporation, bylaws and the Warrant Agreement, which are incorporated by reference as exhibits to our Annual Report on Form 10-K, for a complete description of the rights and preferences of our securities. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

Authorized and Outstanding Stock

The certificate of incorporation authorizes the issuance of 555,000,000 shares of capital stock, consisting of (i) 550,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the certificate of incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders and are not entitled to cumulative voting in the election of directors. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the certificate of incorporation. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our Common Stock will receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

The certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company’s board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Company’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Dividends

Under the certificate of incorporation, holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our board of directors out of legally available assets or funds, subject to preferences that may be applicable to any outstanding series of preferred stock.

Preemptive or Other Rights

The certificate of incorporation does not provide for any preemptive or other similar rights.

Election of Directors

Under the terms of the certificate of incorporation, the board of directors is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the 2022 annual meeting of stockholders. Class II and Class III directors will initially serve for a term expiring at the 2023 and 2024 annual meeting of stockholders, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the board of directors of the Company.

Under the certificate of incorporation, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

The bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the board of directors. To the extent permitted under applicable law, the Company may conduct meetings by remote communications.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The certificate of incorporation and bylaws provide for the indemnification of current and former officers and directors of the Company to the fullest extent permitted by Delaware law. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of fiduciary duty. This limitation is generally unavailable for acts or omissions by a director which (i) were not in good faith, (ii) were the result of intentional misconduct or a knowing violation of law, (iii) the director derived an improper personal benefit from (such as a financial profit or other advantage to which the director was not legally entitled) or (iv) breached the director’s duty of loyalty. The DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our certificate of incorporation. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the consummation of that certain business combination (the “Closing”) contemplated by that certain Agreement and Plan of Merger dated March 11, 2021 (the “Merger Agreement”), by and among Empower Ltd., (“Empower” and predecessor to the Company), Empower Merger Sub I Inc., Empower Merger Sub II LLC, and Holley Intermediate Holdings, Inc., we purchased a tail policy with respect to liability coverage for the benefit of our officers and directors prior to the Closing on the same or substantially similar terms of our existing policy. Pursuant to the Merger Agreement, we are required to maintain such tail policy for a period of no less than six years following the Closing.

These provisions may discourage current stockholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders and stockholders. Furthermore, a stockholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Exclusive Forum

The certificate of incorporation provides that, unless the Company selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of the foregoing, “internal corporate claims” means claims, including claims in the right of the Company that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring any interest in any shares of Common Stock will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision of the certificate of incorporation, and (ii) having service of process made upon such holder of Common Stock in any such action by service upon such holder of Common Stock’s counsel in such action as agent for such holder of Common Stock.

Certain Anti-Takeover Provisions of Delaware Law; Certificate of Incorporation and Bylaws

The certificate of incorporation, bylaws and DGCL contain provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Advanced Notice Requirements for Stockholder Meetings, Nominations and Proposals

The bylaws provide that special meetings of the stockholders may be called only by or at the direction of the chairman of our board of directors, the chief executive officer, the secretary, or the board of directors pursuant to a resolution adopted by a majority of the board. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

The bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, including the nomination of a director candidate. The bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before such meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before such meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of Common Stock) both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in the bylaws as to such business. To be timely for the Company’s annual meeting of stockholders, the Company’s secretary must receive the written notice at the Company’s principal executive offices not earlier than the 120th day and not later than the 90th day before the one-year anniversary of the preceding year’s annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other procedural and information requirements set forth in the bylaws. The Chairperson of the board of directors of the Company may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. Class I, II and III directors shall initially serve until our 2022, 2023 and 2024 annual meetings of stockholders, respectively. Commencing with the 2024 annual meeting of stockholders, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Removal of Directors; Vacancies

Our certificate of incorporation provides that directors may be removed only for cause and only upon the affirmative vote of holders of a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation provides that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors. Therefore, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such a special meeting.

Supermajority Vote Requirement to Amend the Bylaws and Certificate of Incorporation

The affirmative vote of at least (i) 66 2/3% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, is required for stockholders to adopt, amend or repeal Article VI of the bylaws, (ii) 66.7% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors is required for stockholders, voting as a single class, to adopt, amend or repeal Section 4.2 and Articles V, VII, VIII, X, XI and XII of the certificate of incorporation and (iii) 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors is required for stockholders, voting as a single class, to adopt, amend or repeal Article IX of the certificate of incorporation.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our certificate of incorporation precludes stockholder action by written consent.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the rules of the New York Stock Exchange require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of Common Stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, our board of directors has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Warrants

As of January 25, 2022, there were 14,666,644 warrants outstanding, consisting of 9,999,977 public warrants, each representing the right to purchase one share of Common Stock at a price of $11.50 per share, subject to certain conditions set forth in the Warrant Agreement (the “Public Warrants”) and 4,666,667 private placement warrants, each representing the right to purchase one share of Common Stock at a price of $11.50 per share, subject to certain conditions set forth in the Warrant Agreement (the “Private Warrants”, together with the Public Warrants, the “Warrants”).

Public Warrants

Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on October 9, 2021 (the one year anniversary of Empower’s initial public offering), except as discussed below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire on July 16, 2026, the date that is five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. As of the date hereof, all of the (i) outstanding Public Warrants and the underlying shares of Common Stock to such Public Warrants and (ii) outstanding Private Warrants and the underlying shares of Common Stock to such Private Warrants have been registered for resale pursuant to a registration statement, and such registration statements have been declared effective by the SEC. It is the Company’s expectation that it will continue to maintain the effectiveness of such registration statements. No Warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a Warrant unless the share of Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. As of the date hereof, all of the (i) outstanding Public Warrants and the underlying shares of Common Stock to such Public Warrants and (ii) outstanding Private Warrants and the underlying shares of Common Stock to such Private Warrants have been registered for resale pursuant to a registration statement, and such registration statements have been declared effective by the SEC. It is the Company’s expectation that it will continue to maintain the effectiveness of such registration statements. However, if our shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the fair market value less the exercise price of the Warrants by (y) the fair market value and (B) 0.361 per Warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant agent.

Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00.

We may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants) in whole and not in part, at a price of $0.01 per Warrant, upon a minimum of 30 day’s prior written notice of redemption to each Warrant holder, if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised. However, the price of the shares of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 per share of Common Stock exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00.

We may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants) in whole and not in part, at a price of $0.10 per Warrant, upon a minimum of 30 days’ prior written notice of redemption if, and only if, the closing price of our shares of Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of our shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the redemption fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “ — Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant immediately so adjusted. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the exercise price of a Warrant is adjusted pursuant to the second paragraph under the heading “ — Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the share prices immediately prior to the adjustment less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Share of Common Stock
		≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

For example, if the volume weighted average price of our shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. However, the exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

This redemption feature differs from the typical Warrant redemption features used by many other blank check companies, which typically only provide for a redemption of Warrants for cash (other than the Private Warrants) when the trading price for the shares of Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Common Stock is below the exercise price of the Warrants. This redemption feature was established to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold discussed above. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of the initial public offering prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the shares of Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Maximum Percentage Procedures.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. If the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. For these purposes, “historical fair market value” means the volume weighted average price of a share of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Common Stock on account of such shares of Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share or (c) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend our certificate of incorporation or bylaws with respect to any other provision relating to the rights of holders of Common Stock, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock issuable upon exercise thereof, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants are issued in registered form under the Warrant Agreement whereby the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the

Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock.

Private Placement Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Warrants (including the shares of Common Stock issuable upon exercise of the Private Warrants) were not transferable, assignable or salable until August 15, 2021, the date that was 30 days after the Closing Date (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Warrants), and they will not be redeemable by us so long as they are held by Empower Sponsor Holdings LLC (the “Sponsor”) or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Warrants or any provision of the Warrant Agreement with respect to the Private Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Warrants.

If a holder of the Private Warrants elects to exercise a Private Warrant on a cashless basis, the holder would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant agent. The reason these Warrants permit a cashless exercise so long as they are held by our Sponsor and its permitted transferees is because it was not known at time of issuance whether they would be affiliated with us following the Business Combination, which would significantly limit their ability to sell our securities in the open market. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public investors who could exercise their Warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders are significantly restricted from selling such securities.